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                                                                Exhibit 99.23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to Registration Statement No. 2-38910 on Form N-1A of our report dated February 27, 2006, relating to the financial statements and financial highlights of Lord Abbett Bond-Debenture Fund, Inc. appearing in the Annual Report to Shareholders on Form N-CSR of Lord Abbett Bond-Debenture Fund, Inc. for the year ended December 31, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
April 28, 2006